Exhibit 99.1

FOR IMMEDIATE RELEASE

Organogenesis Holdings Inc. Reports Second Quarter and First Half 2020 Financial Results

CANTON, Mass. (August 10, 2020) – Organogenesis Holdings Inc. (Nasdaq: ORGO), a leading regenerative medicine company focused on the development, manufacture, and commercialization of product solutions for the Advanced Wound Care and Surgical & Sports Medicine markets, today reported financial results for the three and six months ended June 30, 2020.

Second Quarter 2020 Financial Summary:

•	Net revenue of $69.0 million for the second quarter of 2020, up 6% compared to net revenue of $64.9 million for the second quarter of 2019. Net revenue is based upon:

•	Net revenue from Advanced Wound Care products for the second quarter of 2020 of $59.7 million, an increase of 8% from the second quarter of 2019.

•	Net revenue from Surgical & Sports Medicine products for the second quarter of 2020 of $9.2 million, a decrease of 5% from the second quarter of 2019.

•	Net revenue from the sale of PuraPly products of $28.5 million for the second quarter of 2020, a decrease of 4% from the second quarter of 2019.

•	Net revenue from the sale of non-PuraPly products of $40.4 million, an increase of 15% as compared to net revenue from the sale of non-PuraPly products in the second quarter of 2019.

•	Net loss of $5.2 million for the second quarter of 2020, compared to a net loss of $9.6 million for the second quarter of 2019, a decrease of $4.5 million, or 46%.

•	Adjusted EBITDA of $274 thousand for the second quarter of 2020, compared to Adjusted EBITDA loss of $4.8 million for the second quarter of 2019, an increase of $5.1 million, or 106%.

Second Quarter 2020 and Recent Highlights:

•

In April 2020, the Company hosted a series of five virtual education events geared toward clinicians and other advanced wound care and surgical & sports medicine stakeholders. The virtual events featured leading clinical experts and offered relevant, engaging and accessible educational content to clinicians and administrators.

•

In July 2020, the Company’s latest advanced wound care research on its Apligraf®, Affinity®, Dermagraft®, Nushield® and PuraPly® AM product lines was showcased at the 2020 Symposium on Advanced Wound Care (SAWC) Spring | Wound Healing Society Virtual Experience.

“We delivered second quarter revenue growth of 6%, which was well ahead of expectations and exceeded the high-end of our preliminary revenue range announced on July 15th,” said Gary S. Gillheeney, Sr., President and Chief Executive Officer of Organogenesis. “Our second quarter results reflect the dedication of our employees to the patients we serve and strong execution against our commercial strategy while adapting to the challenges of the pandemic. During the second quarter, we grew our customer base, drove customer and clinician adoption deeper into existing accounts and leveraged the strong demand for our PuraPly and amnion products, particularly in the office channel.”

Mr. Gillheeney, Sr. continued: “Despite the challenging operating environment caused by the COVID-19 pandemic, we believe the fundamentals of our business, and strategy, remain strong and that we are well positioned to deliver strong operating and financial performance over the balance of 2020. As such, we are reinstating formal financial guidance reflecting our expectations for total revenue growth of 5% to 6% in 2020. Notably, this total revenue guidance is consistent with the projections we made during our fourth quarter earnings report in early March, before the COVID-19 pandemic. We are proud of Organogenesis’ resilience in the face of unprecedented challenges, and believe it is a direct result of our team’s hard work and commitment to delivering on our mission to provide integrated healing solutions that substantially improve medical outcomes while lowering the overall cost of care.”

Net Revenue Summary:

The following table sets forth net revenue by product grouping for the three months ended June 30, 2020 and June 30, 2019, respectively:

	Three Months Ended June 30,		Change
	2020	2019	$	%
	(in thousands, except for percentages)
Advanced Wound Care	$59,731	$55,211	$4,520	8%
Surgical & Sports Medicine	9,229	9,737	(508)	(5)%

Net revenue	$68,960	$64,948	$4,012	6%

Second Quarter 2020 Results:

Net revenue for the second quarter of 2020 was $69.0 million, compared to $64.9 million for the second quarter of 2019, an increase of $4.0 million, or 6%. The increase in net revenue was driven by a $4.5 million increase, or 8%, in net revenue of Advanced Wound Care products, offset partially by a $0.5 million decrease, or 5%, in net revenue of Surgical & Sports Medicine products, compared to the second quarter of 2019. The increase in Advanced Wound Care net revenue was primarily due to the expansion of the sales force and penetration of existing and new customer accounts. The decrease in Surgical & Sports Medicine net revenue was primarily due to the postponing or cancellation of medical procedures as a result of COVID-19. Net revenue from the sale of PuraPly products for the second quarter of 2020 was $28.5 million, compared to $29.7 million for the second quarter of 2019, a decrease of $1.2 million, or 4%. Net revenue from the sale of PuraPly products represented approximately 41% of net revenue in the second quarter of 2020, as compared to 46% of net revenue in the second quarter of 2019.

Gross profit for the second quarter of 2020 was $48.9 million, or 71% of net revenue, compared to $45.5 million, or 70% of net revenue, for the second quarter of 2019, an increase of $3.4 million, or 8%. The increase in gross profit resulted from increased sales volumes, primarily strength in our Advanced Wound Care products, and changes in product mix.

Operating expenses for the second quarter of 2020 were $51.2 million, compared to $52.8 million for the second quarter of 2019, a decrease of $1.7 million, or 3%. R&D expense was $4.7 million for the second quarter of 2020, compared to $3.9 million in the second quarter of 2019, an increase of $0.8 million, or 21%. The increase in R&D expense was driven by additional headcount and continued investment in clinical programs and our product pipeline. Selling, general and administrative expenses were $46.5 million, compared to $49.0 million in the second quarter of 2019, a decrease of $2.5 million, or 5%. The decrease in selling, general and administrative expenses is primarily due to reduced travel and marketing programs amid COVID-19 related travel restrictions, a decrease in amortization associated with intangible assets and a decrease in legal, consulting fees and other costs associated with the ongoing operations of our business. The decrease in SG&A expenses was offset partially by an increase in expenses due to additional headcount, primarily in our direct sales force.

Operating loss for the second quarter of 2020 was $2.3 million, compared to an operating loss of $7.3 million for the second quarter of 2019, a decrease of $5.1 million, or 69%, primarily due to higher revenue and gross profit and lower SG&A expenses, compared to the prior year period.

Total other expenses, net, for the second quarter of 2020 were $2.9 million, compared to $2.3 million for the second quarter of 2019, an increase of $0.6 million, or 25%. The increase was driven primarily by higher interest expense related to increased borrowings compared to the prior year period.

Net loss for the second quarter of 2020 was $5.2 million, or $0.05 per share, compared to a net loss of $9.6 million, or $0.11 per share, for the second quarter of 2019, a decrease of $4.5 million, or 46%.

As of June 30, 2020, the Company had $40.5 million in cash and $115.3 million in debt obligations, of which $16.3 million were capital lease obligations, compared to $60.2 million in cash and $100.6 million in debt obligations, of which $17.5 million were capital lease obligations as of December 31, 2019.

First Half 2020 Results:

The following table sets forth net revenue by product grouping for the six months ended June 30, 2020 and June 30, 2019, respectively:

	Six Months Ended June 30,		Change
	2020	2019	$	%
	(in thousands, except for percentages)
Advanced Wound Care	$111,019	$103,055	$7,964	8%
Surgical & Sports Medicine	19,673	19,016	657	3%

Net revenue	$130,692	$122,071	$8,621	7%

Net revenue for the six months ended June 30, 2020 was $130.7 million, compared to $122.1 million for the first six months of 2019, an increase of $8.6 million, or 7%. The increase in net revenue was driven by a $8.0 million increase, or 8%, in net revenue of Advanced Wound Care products and a $0.7 million increase, or 3%, in net revenue of Surgical & Sports Medicine products compared to the prior year. Net revenue of PuraPly products for the six months ended June 30, 2020 were $61.0 million, compared to $55.1 million for the first six months of 2019, an increase of $5.9 million, or 11%. Net revenue of PuraPly products represented approximately 47% of net revenue for the six months ended June 30, 2020, compared to 45% for the first six months of 2019.

Gross profit for the six months ended June 30, 2020 was $91.9 million or 70% of net revenue, compared to $85.6 million, or 70% of net revenue, for the first six months of 2019, an increase of $6.2 million, or 7%. The largest contributors to the increase in gross margin from the year earlier period were increased sales volumes of our Advanced Wound Care and Surgical & Sports Medicine products.

Operating expenses for the six months ended June 30, 2020 were $109.2 million, compared to $105.1 million for the first six months of 2019, an increase of $4.1 million, or 4%. The increase in operating expenses in 2020 was driven primarily by higher R&D expense which was $10.1 million, compared to $7.2 million for the first six months of 2019, an increase of $2.8 million, or 39%, and, to a lesser extent, higher selling, general and administrative expenses which increased to $99.1 million, compared to $97.9 million for the first six months of 2019, an increase of $1.3 million, or 1%. The increase in R&D was driven by additional headcount and continued investment in clinical programs and our product pipeline. The increase in selling, general and administrative expenses is primarily due to additional headcount, primarily in our direct sales force, a cancellation fee for certain product development and consulting agreements, and an increase in credit card processing fees due to increased collections.

Operating loss for the six months ended June 30, 2020 was $17.3 million, compared to an operating loss of $19.4 million for the first six months of 2019, a decrease of $2.1 million, or 11%. Total other expenses for the six months ended June 30, 2020 were $4.1 million, compared to $5.8 million for the first six months of 2019, a decrease of $1.7 million, or 30%. The decrease in total other expenses for the six months ended June 30, 2020 was driven primarily by a gain of $1.3 million on the settlement of deferred acquisition consideration for the six months ended June 30, 2020, and a $1.9 million non-cash loss on the extinguishment of debt related to the write-off of unamortized debt discount upon repayment of the master lease agreement as well as early payment penalties for the six months ended June 2019, which did not impact results in the current period. The decrease in total other expenses for the six months ended June 30, 2020 was partially offset by an increase in interest expense of $1.5 million related to increased borrowings compared to the prior year period.

Net loss the six months ended June 30, 2020 was $21.5 million, or $0.21 per share, compared to a net loss of $25.3 million, or $0.28 per share, for the first six months of 2019.

Fiscal Year 2020 Revenue Guidance:

The Company is reinstating its fiscal year 2020 revenue guidance, originally issued on March 9, 2020.

For the twelve months ending December 31, 2020, the Company now expects:

•

Net revenue of between $273 million and $277 million, representing growth of approximately 5% to 6% year-over-year, as compared to net revenue of $261 million for the twelve months ended December 31, 2019.

•	The 2020 net revenue guidance range assumes:

•

Net revenue from Advanced Wound Care products of between $236 million and $238 million, representing growth of approximately 7% to 8% year-over-year as compared to net revenue of $221 million for the twelve months ended December 31, 2019.

•

Net revenue from Surgical & Sports Medicine products of between $37 million and $39 million, representing a decrease of approximately 3% to 8% year-over-year as compared to net revenue of $40 million for the twelve months ended December 31, 2019.

•

Net revenue from the sale of PuraPly products of between $108 million and $110 million, representing a decrease of approximately 13% to 15% year-over-year, as compared to net revenue of $127 million for the twelve months ended December 31, 2019.

Second Quarter 2020 Earnings Conference Call:

Financial results for the second fiscal quarter of 2020 will be reported after the market closes on Monday, August 10, 2020. Management will host a conference call at 5:00 p.m. Eastern Time on August 10 to discuss the results of the quarter and provide a corporate update with a question and answer session. Those who would like to participate may dial 866-795-3142 (409-937-8908 for international callers) and provide access code 4153175. A live webcast of the call will also be provided on the investor relations section of the Company’s website at investors.organogenesis.com.

For those unable to participate, a replay of the call will be available for two weeks at 855-859-2056 (404-537-3406 for international callers); access code 4153175. The webcast will be archived at investors.organogenesis.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts of future events. Forward-looking statements may be identified by the use of words such as “forecast,” “intend,” “seek,” “target,” “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements include statements relating to the Company’s expected revenue for fiscal 2020 and the breakdown of such revenue in both its Advanced Wound Care and Surgical & Sports Medicine categories as well as the estimated revenue contribution of its PuraPly products. Forward-looking statements with respect to the operations of the Company, strategies, prospects and other aspects of the business of the Company are based on current expectations that are subject to known and unknown risks and uncertainties, which could cause actual results or outcomes to differ materially from expectations expressed or implied by such forward-looking statements. These factors include, but are not limited to: (1) the Company has incurred significant losses since inception and anticipates that it will incur substantial losses for the foreseeable future; (2) the Company faces significant and continuing competition, which could adversely affect its business, results of operations and financial condition; (3) rapid technological change could cause the Company’s products to become obsolete and if the Company does not enhance its product offerings through its research and development efforts, it may be unable to effectively compete; (4) to be commercially successful, the Company must convince physicians that its products are safe and effective alternatives to existing treatments and that its products should be used in their procedures; (5) the Company’s ability to raise funds to expand its business; (6) the impact of any changes to the reimbursement levels for the Company’s products and the impact to the Company of the loss of preferred “pass through” status for PuraPly AM and PuraPly on October 1, 2020; (7) the Company’s ability to maintain compliance with applicable Nasdaq listing standards; (8) changes in applicable laws or regulations; (9) the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; (10) the Company’s ability to complete the relaunch of Affinity and to maintain production in sufficient quantities to meet demand; (11) the COVID-19 pandemic and its impact, if any, on the Company’s fiscal condition and results of operations; and (12) other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission, including Item 1A (Risk Factors) of the Company’s Form 10-K for the year ended December 31, 2019 and subsequent periodic reports filed with the SEC. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Although it may voluntarily do so from time to time, the Company undertakes no commitment to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable securities laws.

About Organogenesis Holdings Inc.

Organogenesis Holdings Inc. is a leading regenerative medicine company offering a portfolio of bioactive and acellular biomaterials products in advanced wound care and surgical biologics, including orthopedics and spine. Organogenesis’s comprehensive portfolio is designed to treat a variety of patients with repair and regenerative needs. For more information, visit www.organogenesis.com.

Investor Inquiries:

Westwicke Partners

Mike Piccinino, CFA

OrganoIR@westwicke.com

443-213-0500

Press and Media Inquiries:

Organogenesis

Marcus Girolamo

MGirolamo@organo.com

817-688-4767

ORGANOGENESIS HOLDINGS INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

(amounts in thousands, except share and per share data)

	June 30,	December 31,
	2020	2019
Assets
Current assets:
Cash	$40,455	$60,174
Restricted cash	299	196
Accounts receivable, net	44,024	39,359
Inventory	28,562	22,918
Prepaid expenses and other current assets	4,366	2,953

Total current assets	117,706	125,600
Property and equipment, net	53,033	47,184
Notes receivable from related parties	302	556
Intangible assets, net	19,164	20,797
Goodwill	25,539	25,539
Deferred tax asset	15	127
Other assets	728	884

Total assets	$216,487	$220,687

Liabilities and Stockholders’ Equity
Current liabilities:
Deferred acquisition consideration	$1,432	$5,000
Current portion of term loan	6,667	—
Current portion of capital lease obligations	3,327	3,057
Accounts payable	29,944	28,387
Accrued expenses and other current liabilities	24,688	23,450

Total current liabilities	66,058	59,894
Line of credit	39,353	33,484
Term loan, net of current portion	52,954	49,634
Deferred rent	1,097	1,012
Capital lease obligations, net of current portion	13,011	14,431
Other liabilities	8,264	6,649

Total liabilities	180,737	165,104

Commitments and contingencies (Note 13)
Stockholders’ equity:
Common stock, $0.0001 par value; 400,000,000 shares authorized; 106,145,716 and 105,599,434 shares issued; 105,417,168 and 104,870,886 shares outstanding at June 30, 2020 and December 31, 2019, respectively.	11	10
Additional paid-in capital	228,225	226,580
Accumulated deficit	(192,486)	(171,007)

Total stockholders’ equity	35,750	55,583

Total liabilities and stockholders’ equity	$216,487	$220,687

ORGANOGENESIS HOLDINGS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(amounts in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net revenue	$68,960	$64,948	$130,692	$122,071
Cost of goods sold	20,042	19,446	38,835	36,426

Gross profit	48,918	45,502	91,857	85,645
Operating expenses:
Selling, general and administrative	46,502	48,957	99,115	97,850
Research and development	4,668	3,864	10,078	7,235

Total operating expenses	51,170	52,821	109,193	105,085

Loss from operations	(2,252)	(7,319)	(17,336)	(19,440)

Other expense, net:
Interest expense, net	(2,912)	(2,187)	(5,422)	(3,965)
Loss on the extinguishment of debt	—	—	—	(1,862)
Gain on settlement of deferred acquisition consideration	—	—	1,295	—
Other income (expense), net	25	(120)	46	12

Total other expense, net	(2,887)	(2,307)	(4,081)	(5,815)

Net loss before income taxes	(5,139)	(9,626)	(21,417)	(25,255)
Income tax expense	(27)	(23)	(62)	(60)

Net loss	$(5,166)	$(9,649)	$(21,479)	$(25,315)

Net loss per share —basic and diluted	$(0.05)	$(0.11)	$(0.21)	$(0.28)

Weighted-average common shares outstanding—basic and diluted	104,714,725	90,647,352	104,600,825	90,625,850

ORGANOGENESIS HOLDINGS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(amounts in thousands)

	Six Months Ended June 30,
	2020	2019
Cash flows from operating activities:
Net loss	$(21,479)	$(25,315)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,793	1,761
Amortization of intangible assets	1,633	2,997
Non-cash interest expense	103	154
Deferred interest expense	1,022	536
Deferred rent expense	64	326
Gain on settlement of deferred acquisition consideration	(1,295)	—
Provision recorded for sales returns and doubtful accounts	970	27
Loss on disposal of property and equipment	201	—
Adjustment for excess and obsolete inventories	1,709	523
Stock-based compensation	678	458
Loss on extinguishment of debt	—	1,862
Changes in operating assets and liabilities:
Accounts receivable	(5,727)	723
Inventory	(7,353)	(6,087)
Prepaid expenses and other current assets	(1,302)	(785)
Accounts payable	235	1,473
Accrued expenses and other current liabilities	1,266	122
Other liabilities	864	(449)

Net cash used in operating activities	(26,618)	(21,674)
Cash flows from investing activities:
Purchases of property and equipment	(6,411)	(1,251)
Proceeds from the repayment of notes receivable from related parties	293	—
Acquisition of intangible asset	—	(250)

Net cash used in investing activities	(6,118)	(1,501)
Cash flows from financing activities:
Line of credit borrowings	5,869	7,000
Proceeds from term loan	10,000	40,000
Repayment of notes payable	—	(17,585)
Proceeds from the exercise of stock options	968	54
Proceeds from the exercise of common stock warrants	—	628
Redemption of redeemable common stock placed into treasury	—	(6,762)
Principal repayments of capital lease obligations	(1,149)	(557)
Payment of deferred acquisition consideration	(2,568)	—
Payment of debt issuance costs	—	(849)

Net cash provided by financing activities	13,120	21,929
Change in cash and restricted cash	(19,616)	(1,246)
Cash and restricted cash, beginning of period	60,370	21,405

Cash and restricted cash, end of period	$40,754	$20,159

Supplemental disclosure of cash flow information:
Cash paid for interest	$4,626	$3,890
Cash paid for income taxes	$—	$67
Supplemental disclosure of non-cash investing and financing activities:
Debt issuance costs included in accounts payable	$—	$75
Purchases of property and equipment included in accounts payable and accrued expenses	$4,692	$1,638
Amounts due related to acquisition of intangible assets included in accrued expenses and other liabilities	$—	$500

Use of Non-GAAP Measures

Our management uses financial measures that are not in accordance with generally accepted accounting principles in the United States, or GAAP, in addition to financial measures in accordance with GAAP to evaluate our operating results. These non-GAAP financial measures should be considered supplemental to, and not a substitute for, our reported financial results prepared in accordance with GAAP. Our management uses Adjusted EBITDA to evaluate our operating performance and trends and make planning decisions. Our management believes Adjusted EBITDA helps identify underlying trends in our business that could otherwise be masked by the effect of the items that we exclude. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects, and allowing for greater transparency with respect to key financial metrics used by our management in its financial and operational decision-making.

We define EBITDA as net loss before depreciation and amortization, net interest expense and income taxes and we define Adjusted EBITDA as EBITDA, further adjusted for the impact of certain items that we do not consider indicative of our core operating performance. These items consist of non-cash equity compensation, the gain on settlement of deferred acquisition consideration, loss on the extinguishment of debt, and other costs and expenses not related to the Company’s core operations. We have presented Adjusted EBITDA in this press release because it is a key measure used by our management and Board of Directors to understand and evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. In particular, we believe that the exclusion of certain items in calculating Adjusted EBITDA can produce a useful measure for period-to-period comparisons of our business.

Our Adjusted EBITDA is not prepared in accordance with GAAP, and should not be considered in isolation of, or as an alternative to, measures prepared in accordance with GAAP. There are a number of limitations related to the use of Adjusted EBITDA rather than net loss, which is the most directly comparable GAAP equivalent. Some of these limitations are:

•

Adjusted EBITDA excludes stock-based compensation expense, as stock-based compensation expense has recently been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy;

•	Adjusted EBITDA excludes depreciation and amortization expense and, although these are non-cash expenses, the assets being depreciated may have to be replaced in the future;

•	Adjusted EBITDA excludes net interest expense, or the cash requirements necessary to service interest, which reduces cash available to us;

•

Adjusted EBITDA excludes the loss on extinguishment of debt, which is a non-cash loss related to the write-off of unamortized debt issuance costs upon repayment of affiliate and third-party debt, and related prepayment penalties;

•

Adjusted EBITDA excludes the gain on settlement of deferred acquisition consideration, which is the gain on the settlement of the deferred acquisition consideration dispute with the sellers of NuTech Medical;

•	Adjusted EBITDA excludes other costs and expenses incurred not related to operations;

•	Adjusted EBITDA excludes income tax expense; and

•	Other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

Because of these limitations, we consider, and you should consider, Adjusted EBITDA together with other operating and financial performance measures presented in accordance with GAAP. A reconciliation of Net loss, the most directly comparable measure calculated in accordance with GAAP, to Adjusted EBITDA, has been included below.

The following is a reconciliation of GAAP net loss to non-GAAP EBITDA and non-GAAP Adjusted EBITDA for each of the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(in thousands)		(in thousands)
Net loss	$(5,166)	$(9,649)	$(21,479)	$(25,315)
Interest expense, net	2,912	2,187	5,422	3,965
Income tax expense	27	23	62	60
Depreciation	891	859	1,793	1,761
Amortization	816	1,499	1,633	2,997

EBITDA	(520)	(5,081)	(12,569)	(16,532)

Stock-based compensation expense	469	234	678	458
Gain on settlement of deferred acquisition consideration (1)	—	—	(1,295)	—
Loss on extinguishment of debt (2)	—	—	—	1,862
Other costs and expenses (3)	325	—	568	—

Adjusted EBITDA	$274	$(4,847)	$(12,618)	$(14,212)

(1)	The amount reflects the gain recognized related to the settlement of the deferred acquisition consideration dispute with the sellers of NuTech Medical.
(2)	The amount reflects the loss recognized on the extinguishment of the Master Lease Agreement upon repayment.
(3)	The amounts reflect other costs and expenses incurred not related to operations in the three and six months ended June 30, 2020.